As filed with the Securities and Exchange Commission on October 18, 2021

Registration No. 333-248203

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to

Form F-1

On Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SILENCE THERAPEUTICS PLC

(Exact Name of Registrant as Specified in its Charter)

England and Wales	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

72 Hammersmith Road

London W14 8TH

United Kingdom

Tel: +44 20 3457 6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Silence Therapeutics Inc.

221 River Street, 9th Floor

Hoboken, New Jersey 07030

Tel: 908-938-4221

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua A. Kaufman Divakar Gupta Nicolas H.R. Dumont Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479-6000	Claire A. Keast-Butler Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom +44 20 7785 9355

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933.  ☐

The term “new or revised financial accounting standards” refers to any updated issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This filing constitutes Post-Effective Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-248203), which was initially declared effective on September 4, 2020. This Post-Effective Amendment No. 3 shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended (the “Securities Act”), on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act, may determine.

EXPLANATORY NOTE

On August 20, 2020, the registrant originally filed a registration statement with the Securities and Exchange Commission, or the SEC, on Form F-1 (Registration No. 333-248203), which was amended by the pre-effective amendment thereunder filed with the SEC on August 26, 2020 and declared effective by the SEC on September 4, 2020, (the “Pre-Effective Amendment”), and was later amended by post-effective amendment thereunder filed with the SEC on September 23, 2020 and declared effective on October 2, 2020, (“Post-Effective Amendment No. 1”), and by the post-effective amendment thereunder filed with the SEC on April 4, 2021 and declared effective on April 8, 2021 (“Post-Effective Amendment No. 2” and together with the Pre-effective Amendment and Post-Effective Amendment No. 1, the “Form F-1”), to register for resale by the selling shareholders named an aggregate of 53,732,291 ordinary shares of the registrant, par value £0.05, represented by an aggregate of 17,910,764 American Depositary Shares, or ADSs, each representing three ordinary shares of Silence Therapeutics plc. Also registered on the Form F-1, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, was an indeterminable number of additional common shares that may be issued to prevent dilution from share splits, share dividends or similar transactions that could affect the shares to be offered by the selling shareholders.

This Post-Effective Amendment No. 3 to Form F-1 on Form F-3 is being filed by the registrant to convert the Form F-1 into a registration statement on Form F-3, and contains an updated prospectus relating to the offering and sale of certain of the shares that were registered for resale on the Form F-1.

All filing fees payable in connection with the registration of the common shares covered by the registration statement were paid by the registrant at the time of the initial filing of the Form F-1.

The information contained in this prospectus is not complete and may be changed. No securities may be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission with respect to such securities has been declared effective. This prospectus is not an offer to sell these securities and no offers to buy these securities are being solicited in any jurisdiction where their offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2021

PRELIMINARY PROSPECTUS

31,230,431 Ordinary Shares

Represented by approximately 10,410,144 American Depositary Shares

SILENCE THERAPEUTICS PLC

Our American Depositary Shares, or ADSs, each representing our three ordinary shares are listed on the Nasdaq Global Market under the symbol “SLN.” Our ordinary shares are currently traded on AIM, a market operated by the London Stock Exchange under the symbol “SLN.” On October 15, 2021, it was announced that our board of directors had resolved to cancel the admission of our ordinary shares to trading on AIM, which we refer to as the AIM Delisting. The ADSs began trading the Nasdaq Capital Market on September 8, 2020. In June 2021, we moved our Nasdaq listing from the Nasdaq Capital Market tier to the Nasdaq Global Market. The closing price of our ordinary shares on AIM on October 13, 2021 was £5.30 per ordinary share, which is equivalent to a price of approximately $7.16 per share based on the noon buying rate of the Federal Reserve Bank of New York on September 30, 2021, or $21.48 per ADS, after giving effect to the ratio of one ADS for every three ordinary shares. We have appointed The Bank of New York Mellon to act as the depositary for the ADSs representing our ordinary shares, including the Registered Shares, as defined below. Holders of ordinary shares registered hereby may deposit such ordinary shares with the depositary for delivery of ADSs representing such ordinary shares at the ratio referred to in the first sentence of this paragraph. ADSs representing the ordinary shares registered hereby will be freely tradeable on Nasdaq.

We filed the registration statement of which this prospectus forms a part with respect to an aggregate of 31,230,431 ordinary shares held by the shareholders identified herein. Holders of all such ordinary shares are identified in this prospectus as the Registered Holders and the aggregate of 31,230,431 ordinary shares registered hereby as the Registered Shares. Any Registered Shares offered and sold in the United States by the Registered Holders will be in the form of ADSs. The Registered Holders are also permitted to sell ordinary shares not represented by ADSs in private transactions, and, prior to the AIM Delisting, on AIM, which resales are not covered by this prospectus. The Registered Holders are offering their securities in order to create and maintain a public trading market for our equity securities in the United States. However, unlike an initial public offering, any disposition by the Registered Holders of the Registered Shares represented by ADSs is not being underwritten by any investment bank. The Registered Holders may, or may not, elect to dispose of Registered Shares represented by ADSs as and to the extent that they may individually determine. Such dispositions, if any, will be made through brokerage transactions on Nasdaq or other securities exchanges in the United States at prevailing market prices. See the section entitled “Plan of Distribution.” We will not receive proceeds from any disposition of Registered Shares in the form of ADSs by Registered Holders.

We are an “emerging growth company” and a “foreign private issuer,” each as defined under the federal securities laws, and, as such, we will be subject to reduced public company reporting requirements. See the section entitled “Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in ADSs representing our ordinary shares involves a high degree of risk. Before buying any ADSs representing our ordinary shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors ” beginning on page 8 of this prospectus.

The date of this prospectus is                 , 2021

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You should rely only on the information contained or incorporated by reference in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not and the selling shareholders have not authorized anyone to provide you with different information. The selling shareholders are offering to sell, and seeking offers to buy, our ordinary shares (including ordinary shares represented by ADSs) only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of ordinary shares (including ordinary shares represented by ADSs). You should read the entire prospectus, including the documents incorporated by reference herein, before you make your investment decision.

For investors outside the United States: Neither we nor the Registered Holders have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to the ADSs and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

We are a public limited company incorporated under the laws of England and Wales and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our fiscal year ends on December 31. We maintain our books and records in pounds sterling and report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements incorporated by reference into this prospectus were prepared in accordance with generally accepted accounting principles in the United States.

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ABOUT THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Silence,” “Silence Therapeutics,” “the Company,” “we,” “us” and “our” refer to Silence Therapeutics plc together with its subsidiaries.

This prospectus includes trademarks, tradenames and service marks, certain of which belong to us and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we will not assert our rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement, if any, contain forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus, any prospectus supplement, if any, and the information incorporated by reference in this prospectus and any prospectus supplement are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

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the development of our product candidates, including statements regarding the timing of initiation, completion and the outcome of preclinical studies or clinical trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

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our ability to obtain and maintain regulatory approval of our product candidates in the indications for which we plan to develop them, and any related restrictions, limitations or warnings in the label of an approved drug or therapy;

•	our plans to collaborate, or statements regarding the ongoing collaborations, with third parties;

•	our plans to research, develop, manufacture and commercialize our product candidates;

•	the timing of our regulatory filings for our product candidates;

•	the size and growth potential of the markets for our product candidates;

•	our ability to raise additional capital;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our expectations regarding our ability to obtain and maintain intellectual property protection;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

•	our estimates regarding future revenue, expenses and needs for additional financing;

•	our belief that our existing cash, cash equivalents and term deposits will be sufficient to fund our operating expenses and capital expenditure requirements through the end of 2022;

•	regulatory developments in the United States, United Kingdom, European Union and other jurisdictions;

•	the impact of the ongoing COVID-19 pandemic on our business and operations; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors” in this prospectus as well as those risk factors that are incorporated by reference in this prospectus.

As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus, any prospectus supplement, if any, and the information incorporated by reference in this prospectus and any prospectus supplement, if any, will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus, any prospectus supplement, if any, and the information incorporated by reference in this prospectus and any prospectus supplement, if any, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement, if any, may contain market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus, any prospectus supplement, if any, and the information incorporated by reference in this prospectus and any prospectus supplement is generally reliable, such information is inherently imprecise.

SUMMARY

The following summary highlights selected information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common shares, you should carefully read this entire prospectus, and any prospectus supplement, if any, including our financial statements and the related notes and other documents incorporated by reference in this prospectus, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus.

Overview

We are a biotechnology company focused on discovering and developing novel molecules incorporating short interfering ribonucleic acid, or siRNA, to inhibit the expression of specific target genes thought to play a role in the pathology of diseases with significant unmet medical need. Our siRNA molecules are designed to harness the body’s natural mechanism of RNA interference, or RNAi, by specifically binding to and degrading messenger RNA, or mRNA, molecules that encode specific targeted disease associated proteins in a cell. By degrading the message that encodes the disease-associated protein, the production of that protein is reduced, and its level of activity is lowered. In the field of RNAi therapeutics, this reduction of disease-associated protein production and activity is referred to as “gene silencing.” Our proprietary mRNAi GOLD™ (GalNAc Oligonucleotide Discovery) platform is a platform of precision engineered medicines designed to accurately target and ‘silence’ specific disease-associated genes in the liver, which represents a substantial opportunity. Using our mRNAi GOLD™ platform, we have generated siRNA product candidates both for our internal development pipeline as well as for out-licensed programs with third-party collaborators. In May 2021, we presented the first clinical data from our mRNAi GOLD™ platform that successfully translated the results from pre-clinical models into humans.

Our proprietary clinical programs include SLN360 designed to address the high and prevalent unmet need in reducing cardiovascular risk in people born with high levels of lipoprotein(a), or Lp(a), and SLN124 designed to address rare iron loading anemia conditions, thalassemia and myelodysplastic syndrome, or MDS. We are evaluating SLN360 in the APOLLO phase 1 single ascending dose study in healthy individuals with high levels of Lp(a) ≥ 60 mg/dL. In August 2021, we announced complete enrolment in four cohorts of the SLN360 single-ascending dose study and we anticipate topline data in the first quarter of 2022. The APOLLO study protocol includes the option to add a fifth cohort if we want to learn more about the clinical profile of SLN360. We are evaluating SLN124 in the GEMINI II phase 1 single-ascending dose studies in patients with thalassemia and MDS. We anticipate topline data from both studies in the third quarter of 2022. In May 2021, we reported positive topline results from the SLN124 GEMINI healthy volunteer study, which was the first clinical data from our mRNAi GOLD™ platform. The SLN124 healthy volunteer study results enabled the ongoing SLN124 phase 1 studies in patients with thalassemia and MDS.

Our partnered pipeline includes ongoing research and development collaborations with leading pharmaceutical companies, such as AstraZeneca PLC, or AstraZeneca, Mallinckrodt plc, or Mallinckrodt, and Takeda Pharmaceutical Company Limited, or Takeda. These collaborations collectively represent up to 14 pipeline programs and up to $6 billion in potential milestones plus royalties.

There are approximately 14,000 liver-expressed genes and only around one percent of them have been targeted by publicly known siRNAs. We aim to maximize the substantial opportunity of our mRNAi GOLD™ platform through a combination of building and advancing our proprietary and partnered pipelines. Through this hybrid model, we plan to significantly expand our portfolio of mRNAi GOLD™ platform programs by delivering 2- 3 initial new drug applications per year from 2023.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; and

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion; (2) the last day of 2025; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of any fiscal year that the aggregate worldwide market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer” under U.S. securities laws. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act, that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

Corporate History and Information

We were incorporated as a public limited company under the laws of England and Wales on November 18, 1994 under the name Stanford Rook Holdings plc with company number 02992058. In July 2005, we acquired Atugen AG, a company specializing in siRNA. On April 26, 2007, we changed our name to Silence Therapeutics plc. Our principal executive offices are located at 72 Hammersmith Road, London W14 8TH, United Kingdom and our telephone number is +44 (0)20-3457-6900. Our registered office address is 27 Eastcastle Street, London, W1W 8DH. Our ADSs were listed on the Nasdaq Capital Market under the symbol “SLN” in September 2020. In June 2021, we moved our Nasdaq listing from the Nasdaq Capital Market tier to the Nasdaq Global Market tier. Our ordinary shares are currently traded on AIM, a market operated by the London Stock Exchange, or AIM, under the symbol “SLN”. On October 15, 2021, it was announced that our board of directors had resolved to cancel the admission of our ordinary shares to trading on AIM. Our website address is www.silence-therapeutics.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus.

Our agent for service of process in the United States is Silence Therapeutics Inc., 221 River Street, 9th Floor, Hoboken, NJ 07030.

THE REGISTERED SHARES

Nasdaq Global Market Symbol	“SLN”

AIM trading symbol for our ordinary shares	“SLN”

Registered Shares being registered on behalf of the Registered Holders	31,230,431 ordinary shares, represented by an aggregate of approximately 10,410,144 ADSs

Ordinary shares issued and outstanding immediately before and after the effectiveness of the amended registration statement of which this prospectus forms a part	89,777,000 ordinary shares

ADSs issued and outstanding immediately after the effectiveness of the amended registration statement of which this prospectus forms a part	13,045,662 ADSs (assuming deposit with the depositary of all the ordinary shares registered hereby)

American Depositary Shares	Each ADS represents three ordinary shares, nominal value £0.05 per ordinary share. Holders of ADSs have the rights of an ADS holder or beneficial owner of ADSs (as applicable) as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs issued thereunder from time to time. To better understand the terms of the ADSs representing our ordinary shares, see the section of this prospectus captioned “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	We will not receive proceeds from the disposition, if any, of Registered Shares in the form of ADSs by the Registered Holders.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Unless otherwise stated in this prospectus, the number of ordinary shares issued and outstanding is based on 89,777,000 of our ordinary shares outstanding as of September 30, 2021, and excludes:

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7,283,568 ordinary shares issuable upon the exercise of outstanding options and the settlement of conditional awards under our 2018 Employee Long Term Incentive Plan, or the Employee LTIP, as of September 30, 2021, at a weighted average exercise price of £3.49 per share;

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510,000 ordinary shares issuable upon the exercise of outstanding options and the settlement of conditional awards under the 2018 Non-Employee Long Term Incentive Plan, or the Non-Employee LTIP, as of September 30, 2021, at a weighted average exercise price of £1.23 per share;

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253,715 ordinary shares issuable upon the exercise of outstanding options under our other employee option plans pre-dating the 2018 Employee LTIP, as of August 31, 2021, at a weighted average exercise price of £1.57 per share;

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3,933,649 ordinary shares reserved for issuance pursuant to the Employee LTIP and the Non- Employee LTIP, which amount is equal to 11,981,226 ordinary shares less the shares issuable upon the exercise of outstanding options and the settlement of conditional awards as of September 30, 2021, as described in the preceding two bullets; and

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additional shares reserved for issuance under the Employee LTIP and the Non-Employee LTIP upon provisions of the plans that automatically increase the number of shares reserved for issuance, beginning on January 1, 2021 and continuing until January 1, 2028, in an amount equal to 5% of the total number of our outstanding ordinary shares on the immediately preceding December 31.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties set forth below as well as those described under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2020 as updated by our subsequent filings, which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our ordinary shares (including ordinary shares represented by ADSs) in this offering. The selling shareholders will receive all of the proceeds from this offering.

The selling shareholders will pay any underwriting discounts, selling commissions and share transfer taxes or any other expenses incurred by the selling shareholders in connection with the sale of the ordinary shares (including ordinary shares represented by ADSs). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and our independent registered public accountants.

CAPITALIZATION

The following table presents our total capitalization and cash and cash equivalents as of June 30, 2021 derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus.

You should read the financial data in the following table in conjunction with our unaudited condensed consolidated financial statements, audited consolidated financial statements and related notes incorporated by reference into this prospectus.

	As of June 30, 2021
(in thousands)	($)(1)	(£)
Cash and cash equivalents	$98,308	£71,238
Term deposits	13,800	10,000

Cash, cash equivalents and term deposits	$112,108	£81,238

Indebtedness	—	—
Equity:
Share capital	6,192	4,487
Capital reserves and translation reserve	307,551	222,863
Accumulated losses	(281,083)	(203,683)

Total equity	$32,660	£23,667

Total capitalization	$32,660	£23,667

(1)	Translated solely for convenience into U.S. dollars at an assumed exchange rate of $1.38 per £1.00, which was the rounded official exchange rate of such currencies as of June 30, 2021.

PRINCIPAL MARKETS FOR OUR ORDINARY SHARES AND THE ADSS

Our ordinary shares have been admitted to trading on AIM since 1995 and currently trade under the symbol “SLN”. ADSs representing our ordinary shares were listed on The Nasdaq Capital Market under the symbol “SLN” in September 2020. In June 2021, we moved our Nasdaq listing from the Nasdaq Capital Market tier to the Nasdaq Global Market tier. Prior to those dates, there was no public trading market for our ordinary shares or ADSs.

On October 15, 2021, it was announced that our board of directors had resolved to cancel the admission of our ordinary shares to trading on AIM. The AIM Delisting is subject to approval by our shareholders at a general meeting to be held on November 1, 2021. Following the AIM Delisting, ADSs representing our ordinary shares will remain listed on the Nasdaq Global Market and all public trading of our securities will take place on that exchange. If shareholders approve the AIM Delisting at the general meeting, the AIM Delisting will take effect on November 30, 2021 and the last day of trading of Ordinary Shares on AIM will be November 29, 2021.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of September 30, 2021 by:

•	each person, or group of affiliated persons, that beneficially owns 5% or more of our outstanding ordinary shares;

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each selling shareholder.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of September 30, 2021. Percentage ownership calculations are based on 89,777,000 ordinary shares issued and outstanding as of September 30, 2021, plus, consistent with SEC rules on disclosure of beneficial ownership, ordinary shares that each security holder has the ability to acquire within 60 days of September 30, 2021

Except as otherwise indicated, all of the ordinary shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the ordinary shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are care of Silence Therapeutics plc, 72 Hammersmith Road, London W14 8TH, United Kingdom.

Name of Beneficial Owner	Number of Ordinary Shares	Percentage
5% or Greater Shareholders:
Richard Griffiths	18,750,928	20.9%
Robert Keith	12,287,924	13.7%
Compagnie Odier SCA(1)	8,531,695	9.5%
Robert Quested	7,004,129	7.8%
Mallinckrodt plc and affiliated entities(2)	5,062,167	5.6%
Executive Officers and Directors:
Mark Rothera(3)	597,789	*
Iain Ross(4)	587,125	*
Giles Campion, M.D.(5)	494,942	*
Craig Tooman	25,986	*
James Ede-Golightly	3,000	*
Alistair Gray	9,903	*
Dave Lemus	7,527	*
Steven Romano, M.D.	27,493	*
Michael Davidson, M.D.	12,993	*
All current directors and executive officers as a group (9 persons)	191,579	*

*	Represents beneficial ownership of less than one percent.

(1)

Lombard Odier Asset Management (USA) Corp. as the Investment Adviser is deemed to beneficially own these securities. The address of Lombard Odier Asset Management (USA) Corp. is 452 Fifth Avenue, 25th Floor, New York, NY 10018.

(2)

Shares are held of record by Cache Holdings, Limited, a wholly owned subsidiary of Mallinckrodt plc. The address of Cache Holdings, Limited is Victoria Hall, 5th Floor, 31 Victoria Street, Hamilton HM10, Bermuda..

(3)	Consists of 35,289 ordinary shares held and 562,500 ordinary shares issuable upon the exercise of share options that will be vested and exercisable within 60 days of September 30, 2021.

(4)	Consists of 54,443 ordinary shares held and 532,682 ordinary shares issuable upon the exercise of share options that will be vested and exercisable within 60 days of September 30, 2021.

(5)	Consists of 14,945 ordinary shares held and 479,997 ordinary shares issuable upon the exercise of share options that will be vested and exercisable within 60 days of September 30, 2021.

REGISTERED HOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of September 30, 2021 by each of our other shareholders who is a Registered Holder hereunder. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of September 30, 2021. Percentage ownership calculations are based on 89,777,000 ordinary shares issued and outstanding as of September 30, 2021, plus, consistent with SEC rules on disclosure of beneficial ownership, ordinary shares that each security holder has the ability to acquire within 60 days of September 30, 2021, due to outstanding equity interests becoming vested or exercisable. Of the 89,777,000 ordinary shares issued and outstanding as of September 30, 2021, 31,230,431 shares are held by the Registered Holders hereunder, and the remaining 58,546,569 shares are held by non-registered holders. The percentage of ordinary shares beneficially owned shown on the table reflect these incremental ordinary shares that a security holder has the ability to acquire within the time frame noted. To the extent that any shareholder is a Registered Holder who sells ADSs representing its ordinary shares following registration pursuant to the registration statement of which this prospectus forms a part or otherwise, the shareholder’s percentage ownership will decrease accordingly.

Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are care of Silence Therapeutics plc, 72 Hammersmith Road, London W14 8TH, United Kingdom.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned	Number of Ordinary Shares Being Registered
Richard Griffiths	18,750,928	20.9%	18,750,928
Robert Keith	12,287,924	13.7%	12,287,924
Mark Rothera(1)	597,789	*	35,289
Iain Ross(2)	587,125	*	54,443
Giles Campion, M.D.(3)	494,942	*	14,945
Craig Tooman	25,986	*	25,986
James Ede-Golightly	3,000	*	3,000
Alistair Gray	9,903	*	9,903
Dave Lemus	7,527	*	7,527
Steven Romano, M.D.	27,493	*	27,493
Michael Davidson, M.D.	12,993	*	12,993

*	Represents beneficial ownership of less than one percent.

(1)

Number of beneficially owned shares consists of 35,289 ordinary shares held and 562,500 ordinary shares issuable upon the exercise of share options that will be vested and exercisable within 60 days of September 30, 2021.

(2)

Number of beneficially owned shares consists of 54,443 ordinary shares held and 532,682 ordinary shares issuable upon the exercise of share options that will be vested and exercisable within 60 days of September 30, 2021.

(3)

Number of beneficially owned shares consists of 14,945 ordinary shares held and 479,997 ordinary shares issuable upon the exercise of share options that will be vested and exercisable within 60 days of September 30, 2021.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our articles of association, or the Articles, and relevant provisions of the U.K. Companies Act 2006, or the Companies Act. The summary below contains only material information concerning our share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to the Articles, which were filed as an exhibit to our Annual Report on Form 20-F which is incorporated by reference. Further, please note that holders of our ADSs will not be treated as one of our shareholders and will not have any shareholder rights.

General

We were incorporated as a public limited company under the laws of England and Wales on November 18, 1994 under the name Stanford Rook Holdings plc with company number 02992058. On April 26, 2007, we changed our name to Silence Therapeutics plc. Our principal executive offices are located at 72 Hammersmith Road, London W14 8TH, United Kingdom and our telephone number is +44 (0)20-3457-6900. Our registered office address is 27 Eastcastle Street, London, W1W 8DH. Our ADSs were listed on the Nasdaq Capital Market under the symbol “SLN” in September 2020. In June 2021, we moved our Nasdaq listing from the Nasdaq Capital Market tier to the Nasdaq Global Market tier. Our ordinary shares are currently traded on AIM under the symbol “SLN”. On October 15, 2021, it was announced that our board of directors had resolved to cancel the admission of our ordinary shares to trading on AIM. Our website address is www.silence-therapeutics.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus. Our agent for service of process in the United States is Silence Therapeutics Inc., with a registered address at 221 River Street, 9th Floor, Hoboken, NJ 07030.

The principal legislation under which we operate and under which our ordinary shares are issued is the Companies Act.

As of September 30, 2021, we had 89,777,000 ordinary shares issued and outstanding, with a nominal value of £0.05 per ordinary share. Each issued ordinary share is fully paid.

Ordinary Shares

In accordance with the Articles, the following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Options

As of September 30, 2021, there were options to purchase 8,047,577 ordinary shares outstanding with a weighted average exercise price of £3.28 per ordinary share. The options generally lapse after 10 years from the date of the grant.

Share Register

We are required by the Companies Act to keep a register of our shareholders. Under the laws of England and Wales, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Link Asset Services.

Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights see the section entitled “Description of American Depositary Shares” in this prospectus.

Under the Companies Act, we must enter an allotment of shares in our share register as soon as practicable and in any event within two months of the allotment. We also are required by the Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.

We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of shareholders; or

•

there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder or on which we have a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights

The laws of England and Wales generally provide shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in a general meeting, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder resolution, if the disapplication is by shareholder resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years).

On June 15, 2021, our shareholders approved the disapplication of preemptive rights until the earlier of our next annual general meeting or the date that is 15 months after such approval in respect of the allotment of up to a maximum nominal amount of £893,988.41 or 17,879,768 ordinary shares of £0.05 each.

Articles of Association

A summary of the terms of the Articles is set out below. The summary below is not a complete copy of the terms of the Articles. Please refer to the full version of the Articles, which is included as an exhibit to the registration statement of which this prospectus is a part.

Shares and Rights Attaching to Them

Objects

The objects of our company are unrestricted.

Share Rights

Subject to any special rights attaching to shares or class of shares already in issue, our shares may be issued with or have attached to them any preferred, deferred or other special rights or be subject to such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as we may by ordinary resolution of the shareholders determine or, in the absence of any such determination, as our board may determine.

Voting Rights

Subject to any rights or restrictions attached to any shares from time to time, the voting rights attaching to our shares are as follows:

•	on a show of hands, every shareholder present in person shall have one vote;

•	except as provided for in the bullets immediately below, each proxy present in person who has been duly appointed by one or more shareholders entitled to vote on a resolution has one vote;

•

on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

•

on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it;

•	on a show of hands, each duly authorized corporate representative has one vote;

•

on a poll every shareholder who is present in person or by proxy or by corporate representative has one vote for each share of which he or she is the holder or in respect of which their appointment as proxy or corporate representative is made; and

•

in the case of joint holders of a share, the vote of the senior holder who votes, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders (and seniority shall be determined by the order in which the names stand in the register in respect of the share).

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded. Subject to the provisions of the Companies Act, as described in “Differences in Corporate Law — Voting Rights” in this prospectus, a poll may be demanded by:

•	the chairman of the meeting;

•	at least five shareholders present in person or by proxy and entitled to vote on the resolution;

•

any shareholder(s) present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all shareholders having the right to attend and vote on the resolution (excluding any voting rights attached to the shares held in treasury); or

•

any shareholder(s) present in person or by proxy and holding shares conferring a right to vote on the resolution at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sums paid up on all shares conferring that right (excluding the shares conferring a right to vote on the resolution which are held in treasury).

A resolution put to the vote at a general meeting held partly by means of electronic facility or facilities shall, unless the chairman of the meeting determines that it shall be decided on a show of hands, be decided on a poll.

Restrictions on Voting

No shareholder shall, unless the directors otherwise determine, be entitled to vote, either in person or by proxy, at any general meeting or at any separate class meeting in respect of any share held by such shareholder unless all calls or other sums payable by such shareholder in respect of that share have been paid.

The board may, subject to the terms of allotment thereof, from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to us serving on such shareholder at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on such holder’s shares.

Dividends

We may by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. The directors may from time to time pay shareholders such interim dividends as they think fit and may also pay the fixed dividends payable on any shares of the Company half-yearly or otherwise on fixed dates. If the directors act in good faith, they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer in consequence of the payment of an interim dividend on any shares having non-preferred or deferred rights.

Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid proportionately according to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid.

Subject to any rights attaching to or the terms of issue of any shares, no dividend or other monies payable by us on or in respect of any share shall bear interest against us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and shall revert to us.

Dividends may be declared or paid in any currency or currencies and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met.

Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of specific assets other than cash, and in particular of paid up shares or debentures of any other company. Where any difficulty arises in regard to such distribution, the directors may settle this as they think expedient.

Change of Control

There is no specific provision in the Articles that would have the effect of delaying, deferring or preventing a change of control.

Distributions on Winding Up

On a winding up, the liquidator may, with the sanction of a special resolution of shareholders and any other sanctions required by law, divide amongst the shareholders (excluding the Company itself to the extent it is a shareholder by virtue only of its holding of shares as treasury shares) in specie or in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may set such values as he or she deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholder. The liquidator may, with the sanction of a special resolution of the shareholders and any other sanctions required by law, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

Variation of Rights

All or any of the rights and restrictions attached to any class of shares issued may be abrogated or varied with the consent in writing of the holders of at least three-quarters in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such class of shares, subject to the Companies Act and the terms of their issue. The Companies Act provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

Alteration to Share Capital

We may, by ordinary resolution of shareholders, consolidate all or any of our share capital into shares of larger nominal amount than our existing shares, or sub-divide our shares or any of them into shares of a smaller nominal amount. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital, any capital redemption reserve, any redenomination reserve, or any share premium account in any manner authorized by the Companies Act. We may redeem or purchase all or any of our shares as described in “—Other English Law Considerations—Purchase of Own Shares” in this prospectus.

Preemption Rights

In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act in respect of the allotment of new shares as described in “—Preemptive Rights” and “—Differences in Corporate Law—Preemptive Rights” in this prospectus.

Transfer of Shares

Any certificated shareholder may transfer all or any of his, her or its shares by an instrument of transfer in any usual or common form or in any other manner which is permitted by the Companies Act and approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and in the case of a partly paid share, the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The board may decline to register any transfer:

•

of any share which is not a fully paid share, provided that, where the shares or other securities of the Company are listed on a stock exchange, such discretion may not be exercised in a way in which the U.K. Financial Conduct Authority, the London Stock Exchange or any other national regulator or stock exchange regards as preventing dealing in shares or other securities from taking place on an open and proper basis;

•

of a certificated share, unless any written instrument of transfer, duly stamped (if required), is deposited with us at our registered office or such other place as the board may from time to time determine, accompanied by the certificate for the shares to which it relates;

•

of a certificated share, unless there is provided such evidence as the board may reasonably require to show the right of the transferor to make the transfer and if the instrument of transfer is executed by some other person on his, her or its behalf, the authority of that person to do so;

•	of a certificated share, where the transfer is in respect of more than one class of share; and

•	of any share, in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred exceeds four.

If the board declines to register a transfer of a certificated share it shall, as soon as practicable and in any event within two months after the date on which the transfer was lodged, send to the transferee notice of the refusal and (except in the case of fraud) return the instrument of transfer, together with reasons for the refusal or, in the case of uncertified shares, notify such persons as may be required by the Uncertified Securities Regulations 2001 and the requirements of the relevant system concerned.

CREST

CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles are consistent with CREST membership and, amongst other things, allow for the holding, evidencing and transferring of shares through CREST in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened at such time and place and with such additional means of attendance and participation (including at such other place(s) and/or by means of an electronic facility or facilities) as the board sees fit, subject to the requirements of the Companies Act, as described in “—Differences in Corporate Law — Annual General Meeting” and “— Differences in Corporate Law — Notice of General Meetings” in this prospectus.

Notice of General Meetings

The arrangements for the calling of general meetings are described in “— Differences in Corporate Law — Notice of General Meetings” in this prospectus.

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum.

Class Meetings

The provisions in the Articles relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

•

the quorum for such class meeting, other than an adjourned meeting, shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class (excluding any shares held in treasury);

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every share of the class held by him or her; and

•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors

Number of Directors

Unless and until otherwise determined by an ordinary resolution of shareholders, we may not have less than two directors on the board of directors but are not subject to any maximum number of directors.

Appointment of Directors

Subject to the provisions of the Articles, we may, by ordinary resolution of the shareholders at a general meeting, elect any person who is willing to act to be a director, either to fill a casual vacancy or as an addition to the existing board. However, any person that is not a director retiring from the existing board must be recommended by the board of directors, or be proposed by a shareholder qualified to attend and vote at the relevant meeting not less than seven and not more than 42 days before the date appointed for the meeting in order to be eligible for election.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board but so that the total number of directors does not exceed any maximum number fixed by or in accordance with the Articles.

Any director appointed by the board will hold office only until the following annual general meeting. Such a director is eligible for re-appointment at that meeting.

Rotation of Directors

At every annual general meeting, there shall retire from office any director who shall have been a director at each of the preceding two annual general meetings and who was not appointed or re-appointed by us in general meeting at, or since, either such meeting. A retiring director shall be eligible for re-appointment. A director retiring at a meeting shall, if he or she is not re-appointed at such meeting, retain office until the meeting appoints someone in his or her place, or if it does not do so, until the conclusion of such meeting.

Directors’ Interests

The directors may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his or her duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests. A director shall not, save as otherwise agreed by him or her, be accountable to us for any benefit which he or she derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under sections 175, 177 and 182 of the Companies Act, a director who is any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with us shall declare the nature of his interest at a meeting of the directors.

A director shall not vote in respect of any contract, arrangement or transaction whatsoever in which he or she has an interest which is to his or her knowledge a material interest otherwise than by virtue of interests in shares or debentures or other securities of or otherwise in or through our company. A director shall not be counted in the quorum at a meeting in relation to any resolution on which he or she is debarred from voting.

A director shall be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:

•

the giving of any guarantee, security or indemnity in respect of money lent or obligations incurred by him or her or by any other person at the request of or for the benefit of our company or any of our subsidiary undertakings;

•

the giving of any guarantee, security or indemnity in respect of a debt or obligation of our company or any of our subsidiary undertakings for which he or she has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

•

any proposal concerning an offer of securities of or by our company or any of our subsidiary undertakings in which offer he or she is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he or she is to participate;

•

any contract, arrangement or transaction concerning any other body corporate in which he or she or any person connected with him or her (within the meaning of sections 252-255 of the Companies Act) is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he or she and any persons so connected with him or her do not to his or her knowledge hold an interest (within the meaning of sections 820 to 825 of the Companies Act) in one percent or more of any class of the equity share capital of such body corporate or of the voting rights available to members of the relevant body corporate;

•

any contract, arrangement or transaction for the benefit of employees of our company or any of our subsidiary undertakings which does not accord to him or her any privilege or advantage not generally accorded to the employees to whom the scheme relates;

•	any contract, arrangement or transaction concerning any insurance which our company is to purchase and/or maintain for, or for the benefit of, any directors or persons including directors;

•	the giving of an indemnity in relation to another director; and

•	the provision of funds to any director to meet, or the doing of anything to enable a director to avoid incurring, expenditure of the nature described in section 205(1) or 206 of the Companies Act.

If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his or her voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be determined by the chairman and his or her ruling in relation to any director other than himself or herself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee in such sums as may from time to time be determined by the directors provided that the aggregate of all such fees so paid to directors shall not exceed £500,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.

Each director may be paid all his or her reasonable traveling, hotel and other expenses properly incurred in attending and returning from meetings of the directors or committees of the directors or general meetings of the Company or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in connection with the business of the Company.

Any director who is appointed to any executive office or who serves on any committee or who devotes special attention to the business of the Company, or who otherwise performs services which in the opinion of the directors are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of salary, percentage of profits or otherwise as the directors may determine.

Borrowing Powers

The board may exercise all the powers of the Company to borrow money and to mortgage or charge our undertaking, property and assets (present and future) and uncalled capital or any part thereof, subject to the Companies Act, and to issue debentures, debenture stock and other securities, whether outright or as collateral security for any debt, liability or obligation of us or of any third party.

The board must restrict the borrowings of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiaries so as to secure that the aggregate amount remaining outstanding of all monies borrowed by the Company and its subsidiaries shall not at any time, without the previous sanction of an ordinary resolution of the shareholders, exceed a sum equal to five (5) times the aggregate of:

•	the amount paid up on the issued share capital of the Company; and

•

the total of the capital and revenue reserves of the Company and its subsidiaries (including any share premium account, capital redemption reserve and credit balance on the profit and loss or income account) in each case, whether or not such amounts are available for distribution;

all as shown in the latest audited consolidated balance sheet, subject to certain adjustments.

Indemnity

Every director or other officer of our group may be indemnified out of the assets of the Company against all costs, charges, expenses, losses and liabilities sustained or incurred by him or her in connection with the actual or purported execution and/or discharge of his or her duties (including those duties, powers and discretions in relation to any members of our group) including all costs, charges, expenses, losses and liabilities suffered or incurred in disputing, defending, investigating or providing evidence in connection with any actual or threatened claims or otherwise. Every director or other officer of our group may also be provided with funds to meet, or do anything to enable a director or other officer of the Company or its Subsidiaries to avoid incurring expenditure to the extent permitted by the Companies Act.

Exclusive jurisdiction

The Articles provide that, unless we consent in writing to the selection of an alternative forum in the United States of America, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Save in respect of any cause of action arising under the Securities Act, by subscribing for or acquiring shares, a shareholder submits all disputes between him or herself and us or our directors to the exclusive jurisdiction of the English courts.

Other English Law Considerations

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure Guidance and Transparency Rules of the U.K. Financial Conduct Authority to notify us of the percentage of his, her or its voting rights if the percentage of voting rights which he, she or it holds as a shareholder or through his, her or its direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments. Following the AIM Delisting, the Disclosure Guidance and Transparency Rules will no longer apply to the Company.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he, she or it wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares.

Such notice must be sent within three months of the last day on which the offer can be accepted or within six months of the date of the offer, where that period ends earlier and the offer is not one to which Section 943(1) of the Companies Act applies. The squeeze out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his, her or its shares if, prior to the expiry of the acceptance period for such offer, (1) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (2) not less than 90% of the voting rights carried by those shares. The offeror is required to give any shareholder notice of his right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his, her or its rights to be bought out, the offeror is required to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within such person’s knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under the Articles, if a person defaults in supplying us with the required particulars in relation to the shares in question, or default shares, within the prescribed period of 14 days from the date of the service of notice, the directors may by notice direct that:

•

in respect of the default shares, the relevant shareholder and any other shares held by the shareholder at the date of the notice, or restricted shares shall not be entitled to vote (either in person or by proxy) at any general meeting or to exercise any other right conferred by a shareholding in relation to general meetings; and

•

where the restricted shares represent at least 0.25% (in nominal value) of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest and/or (b) no transfers by the relevant shareholder of any default shares may be registered

(unless the shareholder is not in default and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be transferred are default shares).

Purchase of Own Shares

Under the laws of England and Wales, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, subject to compliance with the Companies Act and provided that they are not restricted from doing so by their articles of association. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make an “on-market” purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing an on-market purchase must:

•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares in an “off-market” purchase otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he, she or it had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

For these purposes, on-market purchases can only be made on AIM (prior to the AIM Delisting). Any purchase of our ADSs through the Nasdaq Global Market would be an off-market purchase.

Following the AIM Delisting, a share buy-back by the Company of its shares will give rise to U.K. stamp duty reserve tax and stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the Company (rounded up to the next £5), and such stamp duty reserve tax or stamp duty will be paid by the Company. The charge to stamp duty reserve tax will be cancelled or, if already paid, repaid (generally with interest), where a transfer instrument for stamp duty purposes has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under the laws of England and Wales.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the Company is at least equal to the amount of its capital. A public company can only make a distribution:

•

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

As a public company incorporated in England and Wales with our registered office in England and Wales which has shares admitted to AIM, we are subject to the U.K. City Code on Takeovers and Mergers, or the City Code, which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Panel. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

•

acquires an interest in our shares which, when taken together with shares in which he or she or persons acting in concert with him or her are interested, carries 30% or more of the voting rights of our shares; or

•

who, together with persons acting in concert with him or her, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of our shares, and such persons, or any person acting in concert with him or her, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous twelve months.

Following the AIM Delisting, as the Company will remain a public limited company incorporated in England and Wales but its securities will not be admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (or a stock exchange in the Channel Islands or the Isle of Man), the City Code will only apply to the Company if it is considered by the Panel to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test”. Under the City Code, the Panel looks to where the majority of the directors of the Company are resident, amongst other factors, for the purposes of determining where the Company has its place of central management and control.

The Panel has confirmed to the Company that following the AIM Delisting, based on the current composition of the Board, the City Code will continue to apply to the Company. However, the City Code could cease to apply to the Company in the future if any changes to the Board composition result in the majority of the Directors not being resident in the United Kingdom, Channel Islands and Isle of Man.

The Board has approved a proposed amendment to the Articles which, subject to shareholder approval at the general meeting to be held November 1, 2021, would insert a new article which would apply in the event that the City Code did not apply to the Company. This new article includes certain takeover protections so that the Company is able to defend itself and its shareholders from hostile takeovers. If shareholders approve the proposed amendment, an ordinary resolution will be put to shareholders at each annual general meeting, starting with the annual general meeting in 2022, as to whether this new article should continue to apply for the period until the next following annual general meeting.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs representing our ordinary shares, other than withholding tax requirements. There is no limitation imposed by the laws of England and Wales or in the Articles on the right of non-residents to hold or vote our shares.

Corporate Governance Code

AIM Rules for Companies published by the London Stock Exchange require us to include on our website details of a recognized corporate governance code that our board of directors has decided to apply, how we comply with that code and, where we depart from our chosen corporate governance code, an explanation of the reasons for doing so.

On July 19, 2018, our board of directors approved the application of The QCA Corporate Governance Code (2018 edition). Our board of directors views this as an appropriate corporate governance framework for our company and consideration has been given to each of the ten principles set out in the code.

The Company will no longer be required to comply with AIM Rules for Companies or The QCA Corporate Governance Code following the AIM Delisting.

Differences in Corporate Law

The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of shareholder rights under the laws of Delaware and the laws of England and Wales.

	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or

	England and Wales	Delaware
	of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	(b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Vacancies on the Board of Directors	Under the laws of England and Wales, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following our annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid-up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act, 21 clear days’ notice must be given for an annual general meeting and any resolutions to	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice

	England and Wales	Delaware
	be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Preemptive Rights	Under the Companies Act, “equity securities,” being (1) shares in the Company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as “ordinary shares,” or (2) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

	England and Wales	Delaware
accordance with the provisions of the Companies Act.

Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he or she is convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with our activities

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•  any transaction from which the director derives an improper personal benefit.

	England and Wales	Delaware
as trustee of an occupational pension plan).

Voting Rights

Under the laws of England and Wales, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or our articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under the laws of England and Wales, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting. If a poll is demanded, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders in person or by proxy who, being entitled to vote, vote on the resolution.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England and Wales	Delaware

Shareholder Vote on Certain Transaction

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations, or takeovers. These arrangements require:

•  the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•  the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under the laws of England and Wales, a director owes various statutory and fiduciary duties to the company, including:

•  to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•  to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the Company;

•  to act in accordance with the Company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

•  to exercise independent judgment;

•  to exercise reasonable care, skill, and diligence;

•  not to accept benefits from a third party conferred by reason of his or her being a director or doing, or not doing, anything as a director; and

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and

	England and Wales	Delaware
• a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Stockholder Suits	Under the laws of England and Wales, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in our internal management. Notwithstanding this general position, the Companies Act provides that (1) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (2) a shareholder may bring a claim for a court order where our affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Stock Exchange Listing

Our ADSs were listed on the Nasdaq Capital Market under the symbol “SLN” on September 8, 2020. In June 2021, we moved our Nasdaq listing from the Nasdaq Capital Market tier to the Nasdaq Global Market tier. Our ordinary shares are currently traded on AIM, a market operated by the London Stock Exchange, under the ticker symbol “SLN”. On October 15, 2021, it was announced that our board of directors had resolved to cancel the admission of our ordinary shares to trading on AIM.

Registrar of Shares, Depositary for ADSs

Our share register is maintained by Link Group. The share register reflects only registered holders of our ordinary shares. Holders of ADSs representing our ordinary shares will not be treated as our shareholders and their names will therefore not be entered in our share register. The Bank of New York Mellon acts as the depositary for the ADSs representing our ordinary shares and the custodian for ordinary shares represented by ADSs is The Bank of New York Mellon, acting through an office located in England. Holders of ADSs representing our ordinary shares have a right to receive the ordinary shares underlying such ADSs. For discussion on ADSs representing our ordinary shares and rights of ADS holders, see the section entitled “Description of American Depositary Shares” in this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers ADSs. Each ADS will represent three ordinary shares (or a right to receive three ordinary shares) deposited with The Bank of New York Mellon, acting through an office located in England, as custodian. Each ADS represents any other securities, cash or other property that may be held by the depositary. The deposited ordinary shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. A copy of our Deposit Agreement among us, the depositary, and holders and beneficial owners of ADSs was filed with the SEC as an exhibit to our Annual Report on Form 20-F filed on April 29, 2021 (File No. 001- 39487).

Any ordinary shares that may be issued pursuant to this prospectus and the applicable prospectus supplement, whether directly or upon exercise of warrants, can be deposited for delivery of ADSs. The ADSs may be uncertificated securities or certificated securities evidenced by American Depositary Receipts, or ADRs. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Shareholder rights are governed by the laws of England and Wales. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See the section entitled “Where You Can Find Additional Information” elsewhere in the prospectus for directions on how to obtain copies of those documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash

The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Ordinary Shares

The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Ordinary Shares

If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions

The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of England and Wales and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request.

Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the Company in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, consolidation or other reclassification, or any merger, scheme of arrangement, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our ordinary shares from an exchange outside the United States on which they were listed and do not list the ordinary shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Each holder of ADSs may be required from time to time to provide certain information, including proof of taxpayer status, residence and beneficial ownership (as applicable), from time to time and in a timely manner as we, the depositary or the custodian may deem necessary or proper to fulfill obligations under applicable law.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents; or

•	through any other method, or combination of methods, or combination of methods, permitted by applicable law and described in the applicable prospectus supplement.

The distribution of securities may be carried out, from time to time, in one or more transactions, including:

•

block transactions and transactions on the Nasdaq Global Market or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market”, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the terms of the offering

•	the name or names of any underwriters, dealers or agents;

•	the method of distribution;

•	the public offering price or purchase price and the proceeds to us from that sale;

•	the expenses of the offering;

•	any discounts or commissions to be allowed or paid to the underwriters, dealers or agents;

•	all other items constituting underwriting compensation and the discounts and commissions to be allowed or paid to dealers, if any; and

•	any other information regarding the distribution of the securities that we believe to be material

Any ordinary shares will be admitted to trading on AIM (prior to the AIM Delisting) and any ADSs will be listed on the Nasdaq Global Market. Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We may, from time to time, authorize agents acting on a best or reasonable efforts basis as our agents to solicit or receive offers to purchase the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

MATERIAL TAX CONSIDERATIONS

A general summary of certain tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth or incorporated by reference in a prospectus supplement relating to the offering of those securities.

ORDINARY SHARES AND ADSS ELIGIBLE FOR FUTURE SALE

Our ordinary shares are admitted to trading on AIM and our ADSs are listed on Nasdaq. Future sales of substantial amounts of ADSs representing our ordinary shares in the United States or of our ordinary shares in the United Kingdom, or the perception that such sales may occur, could adversely affect prevailing market prices of such ADSs and of our ordinary shares. As of September 30, 2021, we had in issue 81,831,467 ordinary shares and 2,648,511 ADSs representing our ordinary shares, for a total of 89,777,000 ordinary shares, 8.9% of which were represented by ADSs.

Rule 144

In general, a person who has beneficially owned our unregistered ordinary shares for at least six months would be entitled to sell ADSs representing our ordinary shares pursuant to Rule 144 of the Securities Act, provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we are subject to Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who are our affiliates at the time of, or any time during the 90 days preceding, a sale of ADSs representing such ordinary shares, are subject to additional restrictions. As long as we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the proposed sale, such person may sell within any three-month period only a number of ADSs representing our ordinary shares that does not exceed the greater of:

•

1% of the number of ADS representing our ordinary shares then outstanding (including any ordinary shares issuable upon withdrawal of ADSs), as if all such ordinary shares had been deposited in exchange for ADSs; or

•	The average weekly trading volume of ADSs representing our ordinary shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Any sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, board members, senior management, consultants or advisers who purchases ordinary shares from us in connection with a compensatory share or option plan or other written agreement before we became subject to the reporting requirements of the Exchange Act, or the effective date, is entitled to resell such ordinary shares 90 days after the effective date in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701. The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the ordinary shares acquired upon exercise of such options, including exercises after September 4, 2020. Securities issued in reliance on Rule 701 are restricted securities and may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the holding period requirement.

Regulation S

Regulation S provides generally that sales made in offshore transactions, including on AIM, as well as the resale of any such securities issued by foreign private issuers such as us (including resales into the United States) are not subject to the registration or prospectus delivery requirements of the Securities Act.

PLAN OF DISTRIBUTION

The registration statement of which this prospectus forms a part has been filed with respect to an aggregate of 31,230,431 shares held by certain of our shareholders, which are referred to collectively herein as the Registered Shares, and the holders of all such ordinary shares are identified in this prospectus as the Registered Holders. Any Registered Shares offered and sold in the United States by the Registered Holders will be in the form of ADSs. The Registered Holders are also permitted to sell ordinary shares not represented by ADSs in private or offshore transactions and, prior to the AIM Delisting, on AIM, whose resales are not covered by this prospectus. The Registered Holders may, or may not, elect to sell Registered Shares represented by ADSs as and to the extent that they may individually determine. Such sales, if any, will be made through brokerage transactions on Nasdaq or other securities exchange in the United States at prevailing market prices.

The Registered Holders may dispose of all or a portion of the Registered Shares from time to time directly or through one or more underwriters, broker-dealers or agents. If ADSs representing our ordinary shares are sold through underwriters or broker-dealers, the Registered Holders will be responsible for any applicable underwriting discounts or commissions or agent’s commissions. ADSs representing our ordinary shares may be sold by the Registered Holders on Nasdaq or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of disposition, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the disposition, at varying prices determined at the time of disposition, or at negotiated prices. These dispositions may be effected in transactions, which may involve crosses or block transactions. The Registered Holders may use any one or more of the following methods when disposing of ordinary shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions and offshore transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Registered Holders to sell a specified number of such ordinary shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The Registered Holders also may resell all or a portion of the Registered Shares in offshore transactions or open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Registered Holders may arrange for other broker-dealers to participate in dispositions. If the Registered Holders effect such transactions by selling ADSs representing our ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive applicable commissions in the form of discounts, concessions or commissions from the Registered Holders or commissions from purchasers of ADSs representing our ordinary shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and Supplementary Material .01 and Supplementary Material ..02 thereto.

In connection with dispositions of ADSs representing Registered Shares, the Registered Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of ADSs representing Registered Shares in the course of hedging in positions they assume. The Registered Holders may also sell ADSs representing Registered Shares short and, if such short sale shall take place after the date that the registration statement of which this prospectus forms a part is declared effective, the Registered Holders may deliver ADSs representing Registered Shares to close out short positions and to return borrowed ordinary shares in connection with such short sales. The Registered Holders may also loan or pledge ADSs representing Registered Shares to broker-dealers that in turn may sell such ordinary shares, to the extent permitted by applicable law. The Registered Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Registered Shares, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Registered Holders have been advised that they may not use Registered Shares to cover short sales of our ordinary shares (or ADSs representing ordinary shares) made prior to the date the registration statement of which this prospectus forms a part has been declared effective by the SEC.

The Registered Holders may, from time to time, pledge or grant a security interest in some or all of the warrants or ADSs representing Registered Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs representing Registered Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Registered Holders to include the pledgee, transferee or other successors in interest as Registered Holders under this prospectus. The Registered Holders also may transfer and donate the ADSs representing Registered Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Registered Holders and any broker-dealer or agents participating in the distribution of the ADSs representing Registered Shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such dispositions. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the ADSs representing our Registered Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Registered Holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Upon our being notified in writing by a Registered Holder that it is a broker-dealer or that any material arrangement has been entered into by a Registered Holder with a broker-dealer for the sale of ADSs representing Registered Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Registered Holder and of the participating broker-dealer(s), (ii) the number of ADSs representing Registered Shares involved, (iii) the price at which such ADSs representing Registered Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Each Registered Holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of ADSs representing Registered Shares by the Registered Holder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs representing Registered Shares to engage in market-making activities with respect thereto. All of the foregoing may affect the marketability of ADSs representing Registered Shares and the ability of any person or entity to engage in market-making activities with respect thereto.

We have paid the SEC filing fees in connection with the registration of ADSs representing our ordinary shares. Each Registered Holder will pay any underwriting discounts or selling commissions incurred by such Registered Holder in connection with the disposition of Registered Shares.

We are not party to any arrangement with any Registered Holder or any broker-dealer with respect to disposition of ADSs or Registered Shares. Therefore, we will not have any input if, when and how any Registered Holder elects to dispose of ADSs representing such Registered Holder’s Registered Shares or the price or prices at which any such disposition may occur, and there can be no assurance that any Registered Holder will exchange its Registered Shares for ADSs or dispose of any or all of the ADSs representing such ordinary shares even if so exchanged pursuant to the deposit agreement. We will not receive proceeds from any disposition of Registered Shares in the form of ADSs by the Registered Holders.

EXPENSES

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the registration of the ordinary shares registered hereby. With the exception of the registration fee paid to the SEC and the Nasdaq initial listing fee, all amounts are estimates.

Expense	Amount
SEC registration fee	$40,870
Nasdaq listing fee	75,000
Printing expenses	50,000
Legal fees and expenses	500,000
Accounting fees and expenses	350,000
Miscellaneous	84,130

Total	$1,100,000

LEGAL MATTERS

The validity of the ordinary shares registered hereby and certain other matters of the laws of England and Wales will be passed upon for us by Cooley (UK) LLP, London, England and certain matters of U.S. law will be passed upon for us by Cooley LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The current business address of PricewaterhouseCoopers LLP is 3 Forbury Place, 23 Forbury Road, Reading RG1 3JH, United Kingdom.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

•

recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Cooley LLP and Cooley (UK) LLP that there is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, would not be automatically enforceable in England and Wales. We have also been advised by Cooley (UK) LLP that any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

•

England and Wales courts had jurisdiction over the matter on enforcement and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

•

the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

•	the judgment was not procured by fraud;

•

the judgment was not obtained following a breach of a jurisdictional or arbitrational clause, unless with the agreement of the defendant or the defendant’s subsequent submission to the jurisdiction of the court;

•	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

•

the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

•	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

•	the English enforcement proceedings were commenced within the limitation period.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act. A related registration statement on Form F-6 has been filed with the SEC to register the ADSs representing our ordinary shares. This prospectus, which forms a part of the registration statement, does not contain all of the information that is included in such registration statement and the exhibits and schedules thereto. Certain information is omitted and you should refer to such registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to such registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

You may review a copy of our registration statement on Form F-3, Form F-1 and Form F-6, including exhibits thereto and any schedules filed therewith, and obtain copies of such materials at the SEC’s website (www.sec.gov), which contains reports and other information regarding issuers like us that file electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be obtained at the website described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of such act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov.

We maintain a website at www.silence-therapeutics.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 20-F, as amended, for the year ended December 31, 2020, filed with the SEC on April 29, 2021;

•

our reports on Form 6-K furnished to the SEC on January 6, 2021, June  15, 2021, the second report on Form 6-K furnished on August  12, 2021, October 15, 2021 and our report on Form 6-K/A filed on October 15, 2021; and

•

the description of our ordinary shares and American Depositary Shares contained in our registration statement on Form 8-A (File No. 001-39487), filed with the SEC on September 2, 2020, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if such reports on Form 6-K expressly state that they are incorporated in whole or in part by reference into the registration statement of which this prospectus forms a part) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Silence Therapeutics plc

221 River Street, 9th Floor

Hoboken, NJ 07030

United States

Tel: +1 646-637-3208

Attention: Investor Relations

You should rely only on information contained in, or incorporated by reference into, this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. The selling shareholders are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

31,230,431 Ordinary Shares

Represented by approximately 10,410,144 American Depositary Shares

SILENCE THERAPEUTICS PLC

PROSPECTUS

            , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Members of the registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s articles of association:

Current and former members of the registrant’s board of directors or officers shall be:

•

indemnified against all costs, charges, expenses, losses or liabilities which he or she may sustain or incur in or about his or her actual or purported execution or discharge of his or her duties in relation to the registrant, including any liability incurred in disputing, defending, investigating or providing evidence in connection with any actual or threatened or alleged claims, demands, investigations or proceedings, whether civil, criminal or regulatory or in connection with any application under section 661(3) or (4) or section 1157 of the Companies Act; and

•	provided with funds to meet, or do anything to enable a director or other officer of the Company to avoid incurring, expenditure of the nature described in sections 205(1) or 206 of the Companies Act.

In the case of current or former members of the registrant’s board of directors, in compliance with the Companies Act, there shall be no entitlement to indemnification or funding as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Companies Act or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

Item 8. Exhibits a

Exhibits

The exhibits to this registration statement are listed in the exhibit index attached hereto and are incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

(A) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	Form	File No.	Exhibit No.	Filing Date

4.1*	Deposit Agreement, by and among the registrant and The Bank of New York Mellon and the Owners and Holders of American Depositary Shares, dated September 4, 2020	F-1	333-254021	4.1	03/08/2021

4.2*	Form of American Depositary Receipt (included in exhibit 4.1)	F-1	333-254021	4.1	03/08/2021

5.1*	Opinion of Cooley (UK) LLP	F-1	333-248203	5.1	04/08/2021

21.1*	Subsidiaries of the registrant	F-1	333-248203	21.1	08/20/2020

23.1	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Cooley (UK) LLP (included in Exhibit 5.1)	F-1	333-248203	5.1	04/08/2021

24.1*	Power of Attorney (included on signature page to this registration statement)

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on October 18, 2021.

SILENCE THERAPEUTICS PLC

By:	/s/ Mark Rothera
Mark Rothera
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Rothera Mark Rothera	President and Chief Executive Officer (Principal Executive Officer)	October 18, 2021

/s/ Craig Tooman Craig Tooman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 18, 2021

/s/ Iain Ross Iain Ross	Non-Executive Chairman	October 18, 2021

* Giles Campion, M D.	Head of R&D, Chief Medical Officer and Executive Director	October 18, 2021

* James Ede-Golightly	Director	October 18, 2021

* Alistair Gray	Director	October 18, 2021

* Dave Lemus	Director	October 18, 2021

* Steven Romano, M.D.	Director	October 18, 2021

/s/ Michael Davidson, M.D. Michael Davidson, M.D.	Director	October 18, 2021

* By:	/s/ Iain Ross
Iain Ross
Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the registrant has signed this Post-Effective Amendment No. 3 to this registration statement or amendment thereto on October 18, 2021.

SILENCE THERAPEUTICS INC.

By:	/s/ Barbara Ruskin
Name:	Barbara Ruskin
Title:	Director
Authorized Representative in the United States